EXHIBIT 99.1

Contacts:	W. Dan Puckett	Carol Marsh
	Chief Executive Officer	Chief Financial Officer
	(205) 870-1939	(205) 870-1939
CAPITALSOUTH BANCORP COMPLETES MONTICELLO MERGER

JAMES C. BOWEN NAMED TO BOARD OF DIRECTORS
BIRMINGHAM, Ala. (September 14, 2007) – CapitalSouth Bancorp (NASDAQ-GM: CAPB) today announced that the Company has completed its merger with Monticello Bancshares, Inc. The merger adds two banking offices for CapitalSouth Bank in Jacksonville, Florida, which will operate under the CapitalSouth name, giving the Bank a total of three locations in Jacksonville and greatly increasing the convenience available to CapitalSouth Bank clients in this market. The transaction also increases the Company’s total assets to an estimated $760 million.
     In connection with the merger, James C. (Jake) Bowen (age 62), formerly the Chairman and Chief Executive Officer of Monticello, has joined the Board of Directors of CapitalSouth Bancorp, increasing the size of the Board to seven. Bowen’s initial term as director will expire in 2008.
     Commenting on the announcement, W. Dan Puckett, CapitalSouth Bancorp’s Chairman and Chief Executive Officer, said, “We are very pleased to have completed this merger, which we believe represents a great opportunity to expand our presence in the Southeast. We also are pleased to welcome Jake Bowen to our Board in connection with the merger. Jake is a seasoned mortgage banker and very knowledgeable of the Jacksonville market. He brings great local insight to our Board and strengthens our connection to the community. We look forward to his participation as a director and to his counsel about the future direction for CapitalSouth Bancorp.”
     CapitalSouth Bancorp is a bank holding company operating 10 full service banking offices and one loan production office through its bank subsidiary, CapitalSouth Bank, with offices in Birmingham, Huntsville, and Montgomery, Alabama, and Jacksonville, Florida, as well as a loan production office in Atlanta, Georgia, and Mortgage Lion, Inc., a wholesale mortgage origination operation based in Fitzgerald, Georgia. CapitalSouth Bank targets small to medium-sized businesses in the markets it serves. CapitalSouth Bank also operates “Banco Hispano,” providing financial services to the growing Latino community. CapitalSouth Bank offers SBA lending services and other loan programs for business owners through its Business Capital Group, which operates through full-service offices as well as the loan production office. CapitalSouth Bank also provides Internet banking services at www.capitalsouthbank.com as well as personal investment services.
     This press release contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995, which are based on CapitalSouth’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. CapitalSouth undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new, updated information, future events, or otherwise.
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